Exhibit 99.1

W&T OFFSHORE CLOSES ACQUISITION OF OFFSHORE BLOCKS FROM NEWFIELD EXPLORATION

Company Provides Update on its Current Operations and 2012 Production Guidance

Houston, October 5, 2012 – W&T Offshore, Inc. (NYSE: WTI) announced today that it has closed its previously announced acquisition of exploration and production properties in the Gulf of Mexico from Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast LLC (“Newfield”). W&T is also providing an update of its current operations and 2012 production guidance.

W&T acquired 78 federal offshore lease blocks (two of which are held in escrow subject to the exercise or expiration of preferential rights held by a third party) on approximately 432,700 gross acres (416,000 gross acres excluding overriding royalty interests), which includes 65 blocks in the deepwater, six of which are producing; 10 blocks on the conventional shelf, four of which are producing; and an overriding royalty interest in three deepwater blocks, two of which are producing. W&T acquired total undeveloped leasehold acreage of approximately 312,000 gross acres, 91% of which is in deepwater. As of the closing date, the adjusted purchase price paid for the Newfield properties, as reflected on the preliminary closing statement, was approximately $208 million, subject to further post-effective date adjustments and assumption of asset retirement obligations associated with these properties. The acquisition was funded from W&T’s available cash on hand and revolving credit facility.

Total proved and probable reserves acquired include 7.7 million barrels of oil equivalent (MMBoe) and 1.2 MMBoe, respectively, per third-party engineers’ estimates as of July 1, 2012. During July, average production from these properties was approximately 8,350 Boe per day net, of which 37% was oil and approximately 75% was from the deepwater. W&T expects to take over operations of approximately 90% of the production.

The producing deepwater blocks are in the Garden Banks, Mississippi Canyon and Viosca Knoll areas. In addition to the production in those deepwater blocks, we acquired exploration potential in each of those areas, as well as in the Green Canyon and Atwater Valley areas. The producing conventional shelf leases are in Ship Shoal, West Cameron, Vermilion, and West Delta.

W&T Offshore, Inc. — Nine Greenway Plaza, Suite 300 — Houston, Texas 77046 — 713-626-8525 — www.wtoffshore.com

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “This acquisition adds production, reserves, cash flow and several hundred million barrels of unrisked exploratory potential to our portfolio. With the addition of these primarily deepwater properties, we have substantially expanded our footprint in an area that offers significant upside potential.”

Operations Update

Offshore, we are currently participating in three non-operated exploration wells and one operated development well. At our Mahogany field (SS 349/359), we are continuing our highly successful development drilling program and are nearing total depth on our fifth well in this program. Three non-operated offshore exploration wells are currently underway in the Gulf of Mexico, including Mississippi Canyon 698 (“Big Bend”), a potentially, oil focused high impact deepwater exploration well. Additionally, we have two exploration wells drilling on the shelf, one at West Cameron 73 and one at Main Pass 163.

Onshore we have a very active drilling program in three key areas. In the Permian Basin at our Yellow Rose field we currently have four operated rigs drilling. Three of our rigs are continuing our vertical Spraberry development program, while our fourth rig is drilling exploratory horizontal Wolfcamp wells. We expect two horizontal wells will be fracture stimulated and on test before year end. In Terry County, north of our Yellow Rose field, we also have one rig drilling a two well exploratory horizontal Wolfcamp program, which we also expect to be on test before year end. At our Star Prospect in East Texas, we have one operated rig drilling a horizontal exploration well in the James Lime, with another well to be drilled before the end of the year. Those wells are also expected to be down and on test before year end.

Production Guidance Update

With the closing of the acquisition of the Newfield properties and a number of events that impacted third quarter production, we are revising our 2012 production guidance. Our new production guidance includes the effect of production deferral resulting from Hurricane Isaac, Tropical Storm Debbie and third party pipeline outages, which combined, reduced total third quarter production by approximately 0.8 MBoe. In the fourth quarter of 2012, we will benefit from the contribution of the properties acquired from Newfield that are expected to contribute between 3.4 and 4.4 Bcfe to our 2012 annual guidance. Production in 2012 is also being reduced by approximately 1.8 Bcfe for the sale of South Timbalier 41 field effective April 1, 2012 and the sanding up of our A2 ST Mississippi Canyon 243 well. We expect to begin drilling a sidetrack of the A2 well before the end of the year. With the exception of South Timbalier 41, the deferral of production from these unexpected shut-ins referred to above, should not impact total proved reserves.

We now expect our full-year 2012 production to be between 17.1 and 17.8 MMBoe or 103 Bcfe and 107 Bcfe and are expecting to see a year end exit rate of approximately 50,000 to 55,000 Boe per day or 300 to 330 MMcfe per day. We expect that our full year estimate of lease operating and other expenses will continue to be in line with our prior expense guidance.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer focused primarily in the Gulf of Mexico and Texas. We have grown through acquisitions, exploration and development and currently hold working interests in over 70 producing offshore fields in federal and state waters. During 2011, we expanded onshore into West Texas and East Texas where we are actively pursuing exploration and development activities. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

3